Power of Attorney
(Limited to Execution of Section 16(a) Filings)

I, H. Lamar McKay, do hereby constitute and appoint Kimberly O. Warnica, John D. Montanti, and Kyle Funderburk (each, an "Attorney" with full power to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all forms which are permitted or required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Forms") concerning my interest in securities issued by APA Corporation and/or my status with respect to APA Corporation. The Forms shall include, but are not limited to, Form IDs and any other documents necessary or appropriate to obtain codes and passwords enabling each Attorney to make electronic filings on my behalf with the SEC, and Forms 3, 4 and 5. I hereby ratify and confirm all that each such Attorney may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by APA Corporation.

This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 or 5 with respect to changes in my beneficial ownership of securities issued by APA Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 22nd day of May 2025.

H. Lamar McKay

State of Texas §
§
County of Harris §

This foregoing Power of Attorney was acknowledged before me this 22nd day of May 2025, by H. Lamar McKay, member of APA Corporation's board of directors.

Witness my hand and official seal.

SEAL

MELISSA GARCIA
Notary Public, State of Texas
Comm. Expires 02-08-2028
Notary ID 126405255

Melissa Garcia
Notary Public in and for The State of Texas